Exhibit 99.1

Bank of the James Announces Second Quarter, First Half 2017

Financial Results and Declaration of Dividend

Market Expansion Drives Continued Commercial Lending, Relationship Growth

LYNCHBURG, Va., July 21, 2017 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and six months ended June 30, 2017.

Net income for the three months ended June 30, 2017 was $787,000 or $0.18 per diluted share compared with $1.05 million or $0.24 per diluted share for the three months ended June 30, 2016. For the six months ended June 30, 2017, net income was $1.55 million or $0.35 per diluted share compared with $1.94 million or $0.44 per diluted share for the six months ended June 30, 2016.

Robert R. Chapman III, President and CEO, commented: “As we passed the halfway mark of 2017, the Company’s financial results continued to reflect the positive impact of a strategy to drive steady growth throughout a larger served market. Our team is doing a tremendous job of retaining valued clients and earning new business. We are pleased with the positive reception Bank of the James has received in Charlottesville, Roanoke and Harrisonburg.

“We believe the positive impact of investments made in experienced, motivated people, technology and leading-edge products is already evident in financial results that reflect steady growth in areas such as lending, net interest income and deposits. The Company’s success in building commercial banking has been rewarding, continuing to exceed expectations. Throughout this period of investment and growth, we have been pleased to deliver increased value to stockholders, whose support has enabled us to invest in the future.”

Highlights

•	Interest income from earning assets of $5.85 million increased 10.5% in the second quarter of 2017 compared with the second quarter of 2016. Net interest income before provision for loan losses of $5.14 million in the second quarter of 2017 increased 8.4% compared with the second quarter of 2016.

•	In the first half of 2017, interest income from earning assets grew 7.9% compared with the first half of 2016, while net interest income increased 5.8% compared with a year earlier.

•	Led by increasing use of business-related electronic treasury management services, service charges, fees, and commissions increased to $898,000 in the first half of 2017 from $734,000 in the first half of 2016.

•	Strong commercial lending activity and new customer relationships, particularly in the Company’s Charlottesville, Harrisonburg and Roanoke, Virginia markets, led to a Company-record $483.25 million in total loans, net of the allowance for loan losses. Loans increased from $466.24 million at March 31, 2017 and $464.35 million at December 31, 2016, and were up 6.9% from loans, net at June 30, 2016.

•	Commercial and industrial loans (C&I) increased 14% year-over-year, while owner occupied real estate, led by commercial real estate (CRE) portfolio growth, rose 13% at June 30, 2017 compared with June 30, 2016.

•	Total assets rose to $595.64 million at June 30, 2017, the highest in Company history.

•	Asset quality ratios reflected continuing loan portfolio strength.

•	Total stockholders’ equity increased to $51.06 million, up from $49.42 million at December 31, 2016. Book value per share rose to $11.66 at June 30, 2017 from $11.29 at December 31, 2016.

•	Based on the results achieved in the second quarter, on July 18, 2017 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on September 8, 2017, to be paid on September 22, 2017.

Chapman noted: “A critical aspect of our growth strategy is for productivity and efficiency to continue to improve, which will translate to increased profitability and earnings growth. A critical part of our success is prudent, sustainable growth, with a clear focus on maintaining strong asset quality. We believe our results reflect this commitment to growth and quality.”

Second Quarter 2017 Operational Review

Total interest income was $5.85 million in the second quarter of 2017, growing 10.5% compared with total interest income of $5.29 million in the second quarter of 2016, and up more than $300,000 from the first quarter of 2017. The average rate earned on loans, including fees, was 4.57% in the second quarter of 2017, up from 4.50% in the second quarter of 2016, and slightly higher than the average rate in the first quarter of 2017. The average rate earned on total earning assets in the second quarter of 2017 was 4.26%, reflecting relative stability compared with the past several quarters.

Total interest expense was $711,000 for the three months ended June 30, 2017, compared with $550,000 for the three months ended June 30, 2016. The increase partially reflected interest paid on capital notes issued in February 2017. Addressing the prospect of rising rates on deposit accounts, the Company also has selectively grown certificates of deposit to lock in deposits at current rates.

The Company continued to grow noninterest bearing demand accounts, primarily reflecting increased commercial banking business throughout the franchise. The average rate paid on interest bearing accounts was 0.63% in the second quarter of 2017, which was consistent with the previous several quarters. For the six months ended June 30, 2017 the Company’s net interest margin for was 3.70% and net interest spread was 3.55%

Net interest income increased to $5.14 million for the three months ended June 30, 2017 from $4.74 million for the three months ended June 30, 2016, primarily reflecting loan growth, and was up from $4.84 million for the three months ended March 31, 2017. Net interest income after provision for loan losses was $4.70 million for the three months ended June 30, 2017 compared with $4.49 million for the three months ended June 30, 2016.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, and income from the bank’s line of treasury management services for commercial customers was $1.25 million in the second quarter of 2017 compared with $1.32 million in the second quarter of 2016. Income from gains on sale of loans held for sale increased from the first quarter of 2017, and were down modestly from a year earlier when mortgage activity was particularly strong. Continued growth in fee-based treasury services for businesses was partially reflected within the 36% growth in service charges, fees, and commissions in the second quarter of 2017 compared with the second quarter of 2016.

Noninterest expense for the three months ended June 30, 2017 was $4.81 million compared with $4.25 million a year earlier, with the increase primarily reflecting the Company’s investment in an expanded banking team and market expansion.

J. Todd Scruggs, Executive Vice President and CFO, noted: “We anticipate personnel and facility-related expenses will level out in the coming quarters, as we have essentially completed our recent expansion strategy. We have already seen growth and accelerating productivity that we expect will be reflected in accelerating earnings going forward.”

First Half 2017 Operational Overview

Total interest income of $11.36 million in the first half of 2017 rose 8% compared to $10.53 million in the first half of 2016, led by a 6.7% growth in loan-generated interest income. Net interest income in the first half of 2017 increased to $9.98 million from $9.43 million in the first half of 2016, primarily reflecting increased total interest income, partially offset by increased total interest expense related to capital notes issued and growth in time deposits and related interest. Net interest income after provision for loan losses rose 5% to $9.43 million from $8.98 million. The provision for loan losses was $545,000 in the first six months of 2017 compared with $450,000 in the first six months of 2016, with the increase primarily reflecting appropriate reserving to match loan growth.

The Company’s net interest margin was 3.70% in the six months of 2017 compared with 3.84% a year earlier, and net interest spread was 3.55% compared with 3.71% for the six months ended June 30, 2016. Average rates earned on loans, including fees, was 4.52% in the first half of 2017 and average rates earned on total earning assets was 4.21%.

Noninterest income was $2.14 million for the six months ended June 30, 2017, compared with $2.32 million for the six months ended June 30, 2016, primarily reflecting lower gains on sale of loans held for sale partially offset by increases in service charges, fees and commission income. Management noted that tight residential housing inventories have contributed to a general slowing of purchase mortgage originations. Higher noninterest expense in the first half of 2017 compared with the previous year’s six-month period primarily reflected the investments in personnel and infrastructure the Company made during the past year.

Balance Sheet Reflects Consistent Growth

Total assets rose to $595.64 million at June 30, 2017 from $574.20 million at December 31, 2016, and were up 9% from $545.73 million a year ago. The primary driver of asset growth has been loans held for investment, net of the allowance for loan losses, which totaled $483.25 million, up from $464.35 million at December 31, 2016. The loan portfolio grew 7% year-over-year, primarily reflecting consistent growth in commercial lending.

The Company’s commercial loan portfolio (primarily C&I) increased to $97.37 million at June 30, 2017, a 14% increase compared with commercial loans a year earlier. Owner occupied real estate loans, led by CRE lending, increased 13% to $145.12 million at June 30, 2017 from $128.89 million at June 30, 2016.

Non-owner occupied real estate (primarily commercial and investment property) increased 5% year-over year. Total construction loans increased 8%, led by new home construction. Consumer lines of credit (primarily home equity) increased slightly, and consumer loans declined modestly.

Total deposits at June 30, 2017 were $532.86 million compared with $523.11 million at December 31, 2016, and up from $493.54 million at June 30, 2016. The Bank continued to attract noninterest bearing deposits, which increased to $111.68 million at June 30, 2017 from $102.65 million at December 31, 2016. Core deposits (noninterest bearing, NOW, money market and savings deposits) comprised approximately 68% of the Company’s total deposits.

As the Company has grown assets, quality ratios have remained sound. The 0.54% ratio of nonperforming loans to total loans at June 30, 2017 was unchanged from December 31, 2016. The Company’s allowance for loan losses to total loans was 1.25%, and the Company maintained a strong allowance for loan losses as a percent of nonperforming loans. Total nonperforming assets were $5.42 million at June 30, 2017 compared with $4.92 million at December 31, 2016. The increase primarily reflected one classified commercial loan being moved to nonperforming status during the first quarter of 2017. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

The Company grew measures of stockholder value, including tangible book value per share and total stockholders’ equity. Total stockholders’ equity increased to $51.06 million at June 30, 2017, compared with $49.42 million at December 31, 2016. Retained earnings rose to $11.18 million at June 30, 2017 from $10.16 million at December 31, 2016.

Chapman concluded: “We entered the second half of 2017 with good momentum, including robust loan pipelines and new business opportunities. We believe if we continue to execute on our strategy, the Company should deliver positive financial results and value for our stockholders.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank operates 13 banking offices and two limited services offices in Virginia serving Altavista, Amherst, Appomattox, Bedford, Charlottesville, Forest, Harrisonburg, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofhejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Jun 30, 2017	Three months ending Jun 30, 2016	Change	Year to date Jun 30, 2017	Year to date Jun 30, 2016	Change
Interest income	$5,851	$5,293	10.54%	$11,360	$10,528	7.90%
Interest expense	711	550	29.27%	1,382	1,098	25.87%
Net interest income	5,140	4,743	8.37%	9,978	9,430	5.81%
Provision for loan losses	445	250	78.00%	545	450	21.11%
Noninterest income	1,254	1,316	-4.71%	2,135	2,324	-8.13%
Noninterest expense	4,806	4,254	12.98%	9,323	8,444	10.41%
Income taxes	356	504	-29.37%	698	922	-24.30%
Net income	787	1,051	-25.12%	1,547	1,938	-20.18%
Weighted average shares outstanding - basic	4,378,436	4,378,436	0.00%	4,378,436	4,378,436	0.00%
Weighted average shares outstanding - diluted	4,378,519	4,378,436	N/M	4,378,527	4,378,436	N/M
Basic net income per share	$0.18	$0.24	$(0.06)	$0.35	$0.44	$(0.09)
Fully diluted net income per share	$0.18	$0.24	$(0.06)	$0.35	$0.44	$(0.09)

Balance Sheet at period end:	Jun 30, 2017	Dec 31, 2016	Change	Jun 30, 2016	Dec 31, 2015	Change
Loans, net	$483,248	$464,353	4.07%	$452,044	$430,445	5.02%
Loans held for sale	2,514	3,833	-34.41%	4,452	1,964	126.68%
Total securities	52,603	44,075	19.35%	37,118	38,515	-3.63%
Total deposits	532,862	523,112	1.86%	493,535	467,610	5.54%
Stockholders’ equity	51,058	49,421	3.31%	50,553	48,196	4.89%
Total assets	595,637	574,195	3.73%	545,730	527,143	3.53%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$11.66	$11.29	0.37	$11.55	$11.01	$0.54

Daily averages:	Three months ending Jun 30, 2017	Three months ending Jun 30, 2016	Change	Year to date Jun 30, 2017	Year to date Jun 30, 2016	Change
Loans, net	$471,770	$437,619	7.80%	$468,052	$434,903	7.62%
Loans held for sale	2,347	4,457	-47.34%	1,871	3,580	-47.74%
Total securities	54,130	41,040	31.90%	52,532	40,669	29.17%
Total deposits	530,487	483,453	9.73%	524,100	476,486	9.99%
Stockholders’ equity	51,483	49,351	4.32%	51,228	49,041	4.46%
Interest earning assets	551,552	500,942	10.10%	544,693	494,770	10.09%
Interest bearing liabilities	424,884	385,670	10.17%	420,597	382,104	10.07%
Total assets	588,167	533,648	10.22%	580,404	527,299	10.07%

Financial Ratios:	Three months ending Jun 30, 2017	Three months ending Jun 30, 2016	Change	Year to date Jun 30, 2017	Year to date Jun 30, 2016	Change
Return on average assets	0.54%	0.79%	(0.25)	0.54%	0.74%	(0.20)
Return on average equity	6.13%	8.54%	(2.41)	6.09%	7.93%	(1.84)
Net interest margin	3.74%	3.80%	-0.06%	3.70%	3.84%	-0.14%
Efficiency ratio	75.16%	70.21%	4.95	76.97%	71.84%	5.13
Average equity to average assets	8.75%	9.25%	(0.50)	8.83%	9.30%	(0.47)

Allowance for loan losses:	Three months ending Jun 30, 2017	Three months ending Jun 30, 2016	Change	Year to date Jun 30, 2017	Year to date Jun 30, 2016	Change
Beginning balance	$5,716	$4,750	20.34%	$5,716	$4,683	22.06%
Provision for losses	445	250	78.00%	545	450	21.11%
Charge-offs	(96)	(127)	-24.41%	(226)	(378)	-40.21%
Recoveries	67	14	378.57%	97	132	-26.52%
Ending balance	6,132	4,887	25.48%	6,132	4,887	25.48%

Nonperforming assets:	Jun 30, 2017	Dec 31, 2016	Change	Jun 30, 2016	Dec 31, 2015	Change
Total nonperforming loans	$2,649	$2,550	3.88%	$2,540	$3,406	-25.43%
Other real estate owned	2,775	2,370	17.09%	2,420	1,965	23.16%
Total nonperforming assets	5,424	4,920	10.24%	4,960	5,371	-7.65%
Troubled debt restructurings - (performing portion)	448	455	-1.54%	639	646	-1.08%

Asset quality ratios:	Jun 30, 2017	Dec 31, 2016	Change	Jun 30, 2016	Dec 31, 2015	Change
Nonperforming loans to total loans	0.54%	0.54%	(0.00)	0.56%	0.77%	(0.21)
Allowance for loan losses to total loans	1.25%	1.22%	0.03	1.07%	1.08%	(0.01)
Allowance for loan losses to nonperforming loans	231.48%	224.16%	7.32	192.40%	137.49%	54.91

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	6/30/2017	12/31/2016
Assets
Cash and due from banks	$18,117	$16,938
Federal funds sold	5,115	11,745

Total cash and cash equivalents	23,232	28,683

Securities held-to-maturity (fair value of $3,284 in 2017 and $3,273 in 2016)	3,288	3,299
Securities available-for-sale, at fair value	49,315	40,776
Restricted stock, at cost	1,505	1,373
Loans, net of allowance for loan losses of $6,132 in 2017 and $5,716 2016	483,248	464,353
Loans held for sale	2,514	3,833
Premises and equipment, net	11,191	10,771
Software, net	225	176
Interest receivable	1,298	1,378
Cash value - bank owned life insurance	12,846	12,673
Other real estate owned	2,775	2,370
Income taxes receivable	1,291	1,214
Deferred tax asset	2,057	2,374
Other assets	852	922

Total assets	$595,637	$574,195

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	111,678	102,654
NOW, money market and savings	249,594	255,429
Time	171,590	165,029

Total deposits	532,862	523,112

Repurchase agreements	5,000	—
Capital notes 4% due 1/24/2022	5,000	—
Interest payable	78	88
Other liabilities	1,639	1,574

Total liabilities	$544,579	$524,774

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of June 30, 2017 and December 31, 2016	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive (loss)	(985)	(1,600)
Retained earnings	11,178	10,156

Total stockholders’ equity	$51,058	$49,421

Total liabilities and stockholders’ equity	$595,637	$574,195

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(dollar amounts in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Interest Income
Loans	$5,465	$5,007	$10,653	$9,985
Securities
US Government and agency obligations	121	125	234	264
Mortgage backed securities	77	68	143	120
Municipals	90	46	170	90
Dividends	28	27	35	33
Other (Corporates)	30	3	57	9
Interest bearing deposits	17	9	32	15
Federal Funds sold	23	8	36	12

Total interest income	5,851	5,293	11,360	10,528

Interest Expense
Deposits
NOW, money market savings	175	139	344	275
Time Deposits	425	373	827	742
Federal Funds purchased	—	—	—	4
Brokered time deposits	61	38	124	69
Capital notes	50	—	87	8

Total interest expense	711	550	1,382	1,098

Net interest income	5,140	4,743	9,978	9,430
Provision for loan losses	445	250	545	450

Net interest income after provision for loan losses	4,695	4,493	9,433	8,980

Noninterest income
Gains on sale of loans held for sale	598	681	969	1,172
Service charges, fees and commissions	493	362	898	734
Increase in cash value of life insurance	87	65	173	130
Other	24	45	33	60
Gain on sales of available-for-sale securities	52	163	62	228

Total noninterest income	1,254	1,316	2,135	2,324

Noninterest expenses
Salaries and employee benefits	2,396	2,162	4,776	4,399
Occupancy	365	305	737	637
Equipment	438	314	786	633
Supplies	123	108	257	227
Professional, data processing, and other outside expense	697	701	1,377	1,363
Marketing	236	201	384	320
Credit expense	187	106	301	189
Other real estate expenses	24	4	36	5
FDIC insurance expense	88	91	191	183
Other	252	262	478	488

Total noninterest expenses	4,806	4,254	9,323	8,444

Income before income taxes	1,143	1,555	2,245	2,860

Income tax expense	356	504	698	922

Net Income	$787	$1,051	$1,547	$1,938

Weighted average shares outstanding - basic	4,378,436	4,378,436	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,378,519	4,378,436	4,378,527	4,378,436

Net Income per common share - basic	$0.18	$0.24	$0.35	$0.44

Net Income per common share - diluted	$0.18	$0.24	$0.35	$0.44